Exhibit 10.12

[Addressee}

OBJECT: SECRECY AGREEMENT

Dear <*>:

This is to confirm our agreement whereby you accept a <*> position with us as a [description of job] in line with the conditions established between us, concerning the [description of project]. This includes giving us your advice and recommendations concerning various synthetic approaches or any other subject related to this R & D program.

Since we have to provide you with some confidential information which we consider to be our property, we understand that you will keep confidential all such information received from us and that you will not communicate this information in any way to any other party without having obtained our specific agreement in a written form beforehand.

The present obligation of confidentiality and non-use of the information provided to you will remain in effect for the duration of your contract and for a period of ten (10) years following its termination. This obligation does not apply to any information which:

a)	is or will subsequently become of public knowledge following publication or otherwise, and this, without fault on your part; or

b)	was in your possession before being transferred to you by us and for which you can provide proof of prior knowledge based on appropriate documentation; or

c)	is later transmitted to you by a third party who has the legal right to do so.

Your signature of the present is an indication that you are not linked by any contract and that you have no obligation to any other party which could prevent you, in any way, from respecting your present obligation to us and this, without any restriction or reservation. It is agreed that any written information as well as all materials which will be provided to you in order to execute your contract will remain our property and will be returned to us immediately following their use. You agree not to identify or associate the undersigned nor to indicate the nature of your services or compounds that you are making or working with for us to a third party without prior written acceptance on our part, except if such a disclosure is required by law.

All information which you may divulge to us concerning the present contract must not be restricted by a secrecy agreement with a third party nor must it be the property of someone else. Such information transmitted to us should not be interpreted as leading to any obligation on our part. Moreover, as a consideration of the present agreement, we understand that the intellectual proprietary rights related to the inventions or discoveries achieved in the course of your engagement under the present contract for us (the “Proprietary Rights”) are and will remain our property and you agree to collaborate with us to the best of your capacity to protect them in all territories. For that purpose, you hereby irrevocably assign to us any and all right, title and interest that you may have or otherwise acquire in and to all the Proprietary Rights and also constitute and appoint Dr. Fernand Labrie as your sole and irrevocable agent and mandatory to sign and execute, on your behalf any assignment and/or patent application and/or other document required for the acknowledgment, protection and/or enforcement of our rights.

If it became necessary for you to inform us of any confidential information (such a necessity being determined by us on the basis of previous discussions with you and following our acceptance of this information), we agree to keep any such disclosures confidential, this confidential information being signed by you before being transmitted to us.

In the case that you would transmit or use confidential information which we consider to be our property and in violation of the above-mentioned terms and conditions, you accept, upon written request on our part, to pay, by way of liquidated damages and not in terms of penalty, the following:

a)	a sum of five thousand dollars ($5,000) for each divulgence; and

b)	an additional sum of ten thousand dollars ($10,000) for each day of this non-authorized use of our information;

and this, without any prejudice to our right to use an injunction to prevent any future use of this information.

The present convention must be interpreted in agreement with the laws of the Province of Quebec. We would appreciate receiving confirmation of your acceptance of the present contract by duly signing and returning to us the present letter.

La présente convention a été rédigée en anglais à la demande expresse des parties. This agreement has been drafted in English at the specific request of the parties hereto.

Sincerely yours,

ENDOCEUTICS, INC.

Fernand Labrie, O.C., O.Q., M.D., Ph.D.
President and Chief Executive Officer

COUNTERSIGNED THIS             th DAY OF                                                              200

at Sainte-Foy, Quebec, this holds as acceptance